As filed with the Securities and Exchange Commission on November 16, 2010.
Registration No. 333-90335
Registration No. 333-90333
Registration No. 333-33484
Registration No. 333-101121
Registration No. 333-154578

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90335
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90333
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-33484
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-101121
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-154578
UNDER THE SECURITIES ACT OF 1933
PACTIV CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2552989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1900 West Field Court
Lake Forest, Illinois 60045
(Address Of Principal Executive Offices)
PACTIV CORPORATION STOCK OWNERSHIP PLAN
(f/k/a Tenneco Packaging Inc. Stock Ownership Plan)
PACTIV CORPORATION THRIFT PLAN FOR HOURLY EMPLOYEES AND PACTIV CORPORATION THRIFT PLAN
(f/k/a Tenneco Packaging Inc. Thrift Plan for Hourly Employees and f/k/a Tenneco Packaging Inc. Thrift Plan)
PACTIV CORPORATION EMPLOYEE STOCK PURCHASE PLAN
PACTIV CORPORATION 2002 INCENTIVE COMPENSATION PLAN
PACTIV CORPORATION DEFERRED COMPENSATION PLAN AND PACTIV CORPORATION DEFERRED RETIREMENT SAVINGS PLAN
(Full title of the plan)
Joseph E. Doyle
Vice President, General Counsel and Secretary
1900 West Field Court
Lake Forest, Illinois 60045
(Name and address of agent for service)
(847) 482-2000
(Telephone number, including area code, of agent for service)
With a copy to:
Charles W. Mulaney, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
(312) 407-0700
and
Steven J. Slutzky
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6036
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment relates to the following Registration Statements of Pactiv Corporation, a Delaware corporation (the “Company”), filed on Form S-8 (collectively, the “Registration Statements”):
•	Registration Statement 333-90335 registering 24,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (including associated rights) pursuant to the Pactiv Corporation Stock Ownership Plan (f/k/a the Tenneco Packaging Inc. Stock Ownership Plan).

•	Registration Statement 333-90333 registering 5,000,000 shares of Common Stock (including associated rights) pursuant to the Pactiv Corporation Thrift Plan for Hourly Employees and the Pactiv Corporation Thrift Plan (f/k/a the Tenneco Packaging Inc. Thrift Plan for Hourly Employees and f/k/a the Tenneco Packaging Inc. Thrift Plan).

•	Registration Statement 333-33484 registering 4,000,000 shares of Common Stock (including associated rights) pursuant to the Pactiv Corporation Employee Stock Purchase Plan.

•	Registration Statement 333-101121 registering 13,500,000 shares of Common Stock (including related preferred stock purchase rights) pursuant to the Pactiv Corporation 2002 Incentive Compensation Plan.

•	Registration Statement 333-154578 registering 1,000,000 shares of Common Stock (including related preferred stock purchase rights), $50,000,000 of Deferred Compensation Plan Obligations and $50,000,000 of Deferred Retirement Savings Plan Obligations pursuant to the Pactiv Corporation Deferred Compensation Plan and the Pactiv Corporation Deferred Retirement Savings Plan.
          On November 16, 2010 (the “Effective Date”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of August 16, 2010 (the “Merger Agreement”), by and among the Company, Rank Group Limited, a company organized under the laws of New Zealand (“Rank”), Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Reynolds Group”) and Reynolds Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of Reynolds Group (“Sub”). Pursuant to the terms of the Merger Agreement, Sub merged with and into the Company, with the Company continuing as the surviving corporation. In accordance with the Merger Agreement, on the Effective Date, each outstanding share of Common Stock of the Company (other than treasury shares and shares held by stockholders who properly exercised appraisal rights under Delaware law) was automatically converted into the right to receive $33.25 in cash without interest. As a result of such transactions, the Company is a privately-held, indirect wholly-owned subsidiary of Reynolds Group. Reynolds Group is an affiliate of Rank Group.
          As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statements to deregister all of the securities registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on November 16, 2010. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

PACTIV CORPORATION
By:	/s/ Joseph E. Doyle
	Name:	Joseph E. Doyle
	Title:	Vice President, General Counsel and Secretary